UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2004

GXS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-106143	35-2181508
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Edison Park Drive, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-340-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 16, 2004, Louis Salamone was appointed Senior Vice President and Chief Financial Officer of Global eXchange Services, Inc. (the Company).

From May 2002 to October 2004, Mr. Salamone, age 57, served as Senior Vice President and Chief Financial Officer of USInternetworking (USi). From November 2000 to May 2002, he held the same position with Interpath Communications, Inc. (Interpath), which acquired USi, both enterprise application service providers, as part of USi’s emergence from bankruptcy. Prior to Interpath, Mr. Salamone served as Executive Vice President and Chief Financial Officer of Applied Graphics Technologies from June 1996 to May 2000 and Senior Vice President and Chief Financial Officer of Nextel Communications from September 1993 to June 1996. Mr. Salamone started his career in finance at Deloitte and Touche in 1968, where he became a partner in 1980 and served in various capacities, including partner in charge of the mid-market practice of Deloitte and Touche’s New York Metro Region.

As Senior Vice President and Chief Financial Officer, Mr. Salamone’s base salary will be $325,000. He will also be eligible to receive a target annual bonus of $200,000. Mr. Salamone has been guaranteed a bonus of $42,000 for the remainder of 2004. Mr. Salamone has been granted options for 900,000 shares of GXS Holdings, Inc. common stock with an exercise price of $.50 per share, subject to the provisions of the GXS Holdings, Inc. Stock Incentive Plan and Option Agreement. Mr. Salamone will also be reimbursed for travel and living expenses between his home in Basking Ridge, New Jersey and the Company’s headquarters in Gaithersburg, Maryland up to an aggregate maximum amount of $2,500 per month.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GXS Corporation

October 20, 2004	By:	/s/ Bruce E. Hunter

Name: Bruce E. Hunter
Title: Senior Vice President, General Counsel and Secretary